EXHIBIT 23(o)(2)
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                  ADDENDUM NO. 1 TO RULE 18f-3 PLAN


1. Effective ______, 1999, The Lutheran Brotherhood Family of Funds (the "Trust") has created three new series of shares to be known as Lutheran Brotherhood Growth Fund ("LB Growth Fund"), Lutheran Brotherhood Value Fund ("LB Value Fund"), and Lutheran Brotherhood Limited Maturity Bond Fund ("LB Limited Maturity Bond Fund"), each of which currently consists of three Classes designated as the "Class A Shares", "Class B Shares", and "Institutional Class Shares".

2. Pursuant to Section 7(b) of the Multiple Class Expense Allocation Plan Adopted Pursuant to Rule 18f-3, as amended on September 16, 1998 (the "18f-3 Plan"), LB Growth Fund, LB Value Fund, and LB Limited Maturity Bond Fund are subject to Sections 2 through 8 of the 18f-3 Plan, except that (i) the Class A shares of the LB Limited Maturity Bond Fund are not subject to a front-end sales charge, (ii) the Class B shares of the LB Limited Maturity Bond Fund are not subject to an annual fee pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and
    (iii) the holding period of Class B Shares of the LB Limited Maturity Bond Fund shall not be counted in calculating the five year period with respect to the automatic conversion privileges described in Section 4 of the 18f-3 Plan.


Dated: _________________, 1999